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Exhibit 5

[LETTERHEAD OF SEWARD & KISSEL LLP]

November 5, 2004

TOP Tankers Inc.
109-111 Messogion Avenue
Politia Centre
Athens 115 26 GR

        Re: TOP Tankers Inc

Ladies and Gentlemen:

        We have acted as counsel to TOP Tankers Inc. (the "Company"), and, in such capacity, have examined the Registration Statement on Form F-1 filed by the Company with the Securities and Exchange Commission on November 5, 2004, as thereafter amended or supplemented (the "Registration Statement"), relating to, among other things, the registration of an additional 909,563 shares (the "Shares") of the Company's common stock, par value $.01 (the "Common Stock"). 8,642,857 shares of the Common Stock were registered pursuant to the Company's Registration Statement on Form F-1, as amended (File No. 333-119806), which was declared effective on November 4, 2004.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

        We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

        Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

        The Common Stock has been duly authorized, and when the Common Stock has been issued, sold and paid for as contemplated in the Prospectus, the Common Stock will be validly issued, fully paid and non-assessable, and the relative rights, interests and powers of the Common Stock are as set forth in the Articles of Incorporation and By-Laws of the Company, and all of such rights, interests and powers are valid under the laws of the Republic of the Marshall Islands.

        This opinion is limited to the law of the State of New York and the Federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,
SEWARD & KISSEL LLP

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  Exhibit 5
[LETTERHEAD OF SEWARD & KISSEL LLP]